As filed with the Securities and Exchange Commission on May 14, 2012.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EVERBANK FINANCIAL CORP

(Exact name of registrant as specified in its charter)

Delaware	6035	52-2024090
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

501 Riverside Ave.

Jacksonville, Florida 32202

(904) 281-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

EverBank Financial Corp First Amended and Restated 2005 Equity Incentive Plan

EverBank Financial, L.P. Incentive Plan

EverBank Financial Corp 2011 Omnibus Equity Incentive Plan

(Full title of the plan)

Thomas A. Hajda

Executive Vice President and General Counsel

501 Riverside Ave.

Jacksonville, Florida 32202

(904) 281-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Richard B. Aftanas

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share, to be issued upon exercise of options under the EverBank Financial Corp First Amended and Restated 2005 Equity Incentive Plan	11,452,837	$11.69 (2)	$133,883,665	$15,343.07
Common stock, par value $0.01 per share, to be issued upon exercise of options under the EverBank Financial, L.P. Incentive Plan	769,950	$4.27 (3)	$3,287,687	$376.77
Common stock, par value $0.01 per share, to be issued upon vesting of restricted stock units under the EverBank Financial Corp First Amended and Restated 2005 Equity Incentive Plan	151,999	$10.57 (4)	$1,606,629	$184.12
Common stock, par value $0.01 per share, to be issued under the EverBank Financial Corp 2011 Omnibus Equity Incentive Plan	15,000,000	$10.57 (4)	$158,550,000	$18,169.83

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares that may become issuable under the above-named plans by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.
(2)	Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee. The price of $11.69 per share represents the weighted average exercise price for outstanding options as of April 30, 2012.
(3)	Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee. The price of $4.27 per share represents the weighted average exercise price for outstanding options as of April 30, 2012.
(4)	Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee. The price of $10.57 per share represents the average of the high and the low sales prices of the Common Stock on the New York Stock Exchange on May 9, 2012.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent and delivered to participants in the EverBank Financial Corp First Amended and Restated 2005 Equity Incentive Plan, the EverBank Financial, L.P. Incentive Plan and the EverBank Financial Corp 2011 Omnibus Equity Incentive Plan, covered by this registration statement prepared by EverBank Financial Corp (the “Company”) to register shares of its common stock, par value $0.01 per share (the “Common Stock”), in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the SEC are incorporated by reference in this registration statement:

(a) The Company’s prospectus, dated May 2, 2012, filed with the SEC on May 4, 2012 pursuant to Rule 424(b) under the Securities Act, in connection with the Company’s registration statement on Form S-1, as amended (File No. 333-169824) that contains audited financial statements of EverBank Financial Corp and its subsidiaries for the year ended December 31, 2011; and

(b) The description of the Common Stock contained in the registration statement on Form 8-A (File No. 001-35533) filed with the SEC on May 1, 2012 to register such securities under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete copy of the General Corporation Law of the State of Delaware, or DGCL, and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws.

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends), or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, our Amended and Restated Certificate of Incorporation also provides that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee, or agent, or former director, officer, employee, or agent, who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee, or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee, or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding; provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the board.

We intend to enter into separate indemnification agreements with each of our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws against (1) any and all expenses and liabilities, including judgments, fines, penalties, interest, appeal bonds and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (2) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (3) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of expenses reasonably incurred by the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of EverBank Financial Corp (incorporated by reference to Exhibit 3.1 to Amendment No. 9 to the Registration Statement on Form S-1, filed with the SEC on April 24, 2012)

3.2	Amended and Restated By-laws of the Company of EverBank Financial Corp (incorporated by reference to Exhibit 3.2 to Amendment No. 3 to the Registration Statement on Form S-1, filed with the SEC on February 7, 2011)

4.1	Specimen stock certificate of EverBank Financial Corp (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registration Statement on Form S-1, filed with the SEC on February 7, 2011)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	EverBank Financial Corp First Amended and Restated 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Registration Statement on Form S-1, filed with the SEC on November 12, 2010)

10.2	EverBank Financial, L.P. Incentive Plan (incorporated by reference to Exhibit 10.3 to Amendment No. 1 to the Registration Statement on Form S-1, filed with the SEC on November 12, 2010)

10.3	EverBank Financial Corp 2011 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.26 to Amendment No. 3 to the Registration Statement on Form S-1, filed with the SEC on February 7, 2011)

23.1	Consent of Deloitte & Touche LLP relating to the consolidated financial statements of EverBank Financial Corp and its subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011

23.2	Consent of Deloitte & Touche LLP relating to the statement of assets acquired and liabilities assumed by EverBank, a wholly owned subsidiary of EverBank Financial Corp

23.3	Consent of Deloitte & Touche LLP relating to the financial statements of Tygris Commercial Finance Group, Inc. and subsidiaries as of December 31, 2009 and 2008 and for the year ended December 31, 2009 and the period January 22, 2008 (Date of Inception) through December 31, 2008

23.4	Consent of Deloitte & Touche LLP relating to the financial statements of Tygris Vendor Finance, Inc. and subsidiaries for the period from January 1, 2008 through May 28, 2008

23.5	Consent of KPMG LLP relating to the financial statements of US Express Leasing, Inc. and subsidiaries as of and for the year ended December 31, 2007

23.6	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jacksonville, State of Florida on May 14, 2012.

EVERBANK FINANCIAL CORP

By:	/s/ Thomas A. Hajda
Name:	Thomas A. Hajda
Title:	Executive Vice President, General Counsel and Secretary

SIGNATURES AND POWERS OF ATTORNEY

We, the undersigned officers and directors of EverBank Financial Corp, hereby severally constitute and appoint Thomas A. Hajda (with full power to act alone), our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Robert M. Clements
Robert M. Clements	Chairman of the Board and Chief Executive Officer (principal executive officer)	May 14, 2012

/s/ Steven J. Fischer
Steven J. Fischer	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	May 14, 2012

/s/ Gerald S. Armstrong
Gerald S. Armstrong	Director	May 14, 2012

/s/ Charles E. Commander, III
Charles E. Commander, III	Director	May 14, 2012

/s/ Joseph D. Hinkel
Joseph D. Hinkel	Director	May 14, 2012

/s/ Merrick R. Kleeman
Merrick R. Kleeman	Director	May 14, 2012

/s/ Mitchell M. Leidner
Mitchell M. Leidner	Director	May 14, 2012

/s/ W. Radford Lovett, II
W. Radford Lovett, II	Director	May 14, 2012

/s/ Robert J. Mylod, Jr.
Robert J. Mylod, Jr.	Director	May 14, 2012

/s/ Russell B. Newton, III
Russell B. Newton, III	Director	May 14, 2012

/s/ William Sanford
William Sanford	Director	May 14, 2012

/s/ Richard P. Schifter
Richard P. Schifter	Director	May 14, 2012

/s/ Alok Singh
Alok Singh	Director	May 14, 2012

/s/ Scott M. Stuart
Scott M. Stuart	Director	May 14, 2012

/s/ W. Blake Wilson
W. Blake Wilson	Director	May 14, 2012

INDEX OF EXHIBITS

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of EverBank Financial Corp (incorporated by reference to Exhibit 3.1 to Amendment No. 9 to the Registration Statement on Form S-1, filed with the SEC on April 24, 2012)

3.2	Amended and Restated By-laws of the Company of EverBank Financial Corp (incorporated by reference to Exhibit 3.2 to Amendment No. 3 to the Registration Statement on Form S-1, filed with the SEC on February 7, 2011)

4.1	Specimen stock certificate of EverBank Financial Corp (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registration Statement on Form S-1, filed with the SEC on February 7, 2011)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

10.1	EverBank Financial Corp First Amended and Restated 2005 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 1 to the Registration Statement on Form S-1, filed with the SEC on November 12, 2010)

10.2	EverBank Financial, L.P. Incentive Plan (incorporated by reference to Exhibit 10.3 to Amendment No. 1 to the Registration Statement on Form S-1, filed with the SEC on November 12, 2010)

10.3	EverBank Financial Corp 2011 Omnibus Equity Incentive Plan (incorporated by reference to Exhibit 10.26 to Amendment No. 3 to the Registration Statement on Form S-1, filed with the SEC on February 7, 2011)

23.1	Consent of Deloitte & Touche LLP relating to the consolidated financial statements of EverBank Financial Corp and its subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011

23.2	Consent of Deloitte & Touche LLP relating to the statement of assets acquired and liabilities assumed by EverBank, a wholly owned subsidiary of EverBank Financial Corp

23.3	Consent of Deloitte & Touche LLP relating to the financial statements of Tygris Commercial Finance Group, Inc. and subsidiaries as of December 31, 2009 and 2008 and for the year ended December 31, 2009 and the period January 22, 2008 (Date of Inception) through December 31, 2008

23.4	Consent of Deloitte & Touche LLP relating to the financial statements of Tygris Vendor Finance, Inc. and subsidiaries for the period from January 1, 2008 through May 28, 2008

23.5	Consent of KPMG LLP relating to the financial statements of US Express Leasing, Inc. and subsidiaries as of and for the year ended December 31, 2007

23.6	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)